Exhibit 99.1

iSpecimen Reports First Quarter 2023 Results

- Quarterly Revenue Increased 17% Year-Over-Year -

LEXINGTON, MA, May 4, 2023 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace that connects scientists requiring biospecimens for medical research with a network of healthcare specimen providers, today reported its financial and operating results for the three-month period ended March 31, 2023.

“I am pleased to report that iSpecimen delivered strong revenue of approximately $3.0 million, a 17% increase year-over-year for the first quarter of 2023, which met our internal expectations and reflects the seasonality of our business,” said Tracy Curley, CEO and CFO. “Earlier this year we presented our 2023 strategic plan, which includes developing several adjacent revenue opportunities, realigning resources in order to address operational inefficiencies and a significant investment in technology to improve our search functionality and user interface, increase automation and enhance matchmaking. We have experienced tremendous progress in these efforts, and the board and leadership team remain confident that iSpecimen is on track to transform the biospecimen supply chain.”

“iSpecimen is working diligently to accelerate life science research and development via its global marketplace platform to seamlessly connect medical researchers with suppliers of biospecimens subjects, specimens and data. In doing so, not only is iSpecimen developing a best-in-class biospecimen commerce solution, it is simultaneously developing several adjacent offerings to increase our revenue opportunities,” concluded Ms. Curley.

Q1 2023 Financial & Operational Highlights

•	Revenue of $3.0 million, an increase of 17% from $2.5 million in Q1 2022.
•	Unique supplier organizations under agreement were 217 as of March 31, 2023, an increase of 6% over Q1 2022.
•	Unique customer organizations who have purchased from iSpecimen totaled 534 as of March 31, 2023, an increase of 22% over Q1 2022.
•	iSpecimen Marketplace had nearly 6,900 registered research and supplier users as of March 31, 2023, up 24% over Q1 2022.

Recent Corporate Updates

•	Solidified senior leadership team with the appointment of Tracy Curley as permanent Chief Executive Officer and Eric Langlois as Chief Revenue Officer in January 2023.
•	Named to Fast Company‘s annual list of the World’s Most Innovative Companies as part of the biotech category for 2023.
•	Launched iSpecimen’s first sequencing project pilot with approximately 300 samples.
•	Brought online one pilot site with an embedded iSpecimen project coordinator, with plans to ramp up to 12 coordinators in the first half of 2023.

Financial Results for the First Quarter 2023

Revenue was approximately $3.0 million for the first quarter of 2023, an increase of 17%, compared to approximately $2.5 million for the first quarter of 2022. This improvement was primarily due to a 75% increase in specimen count offset by a 30% decrease in average selling price per specimen.

Cost of revenue was approximately $1.1 million for the first quarter of 2023, compared to approximately $1.2 million for the first quarter of 2022. The decrease was primarily attributable to a 43% decrease in the average cost per specimen, which was partially offset by a 75% increase in the number of specimens accessioned.

General and administrative expenses were approximately $1.8 million for the first quarter or 2023, which was comparable to approximately $1.8 million for the first quarter of 2022.

Net loss was approximately $2.4 million, or $(0.27) per share, for the first quarter of 2023, which was comparable to net loss of approximately $2.4 million, or $(0.27) per share, for the first quarter of 2022.

As of March 31, 2023, iSpecimen had approximately $3.8 million in cash and cash equivalents and approximately $7.2 million in available-for-sale securities, with the sum of both classifications totaling approximately $11 million, compared to cash of approximately $15.3 million as of December 31, 2022. This decrease was primarily the result of increased cash spending for technology of approximately $1.9 million and a slower than planned conversion of accounts receivable to cash of approximately $817,000 during the first quarter of 2023.

For more information on our financial results and other information relating to iSpecimen for the first quarter of 2023, including the Company’s unaudited financial statements for the three-month period ended March 31, 2023, please see the Company’s Report on Form 10-Q for the Quarterly Period ended March 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on its Edgar database on today, May 4, 2023.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, May 4, 2023 at 8:30 a.m. Eastern Time featuring remarks by Tracy Curley, CEO.

Event:	iSpecimen First Quarter 2023 Results Conference Call

Date:	Thursday, May 4, 2023

Time:	8:30 a.m. Eastern Time

Live Call:	+1-844-826-3033 (U.S. Toll Free) or +1-412-317-5185 (International)

Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1606890&tp_key=bebc46fa79

For interested individuals unable to join the conference call, a replay will be available through May 18, 2023, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 10176984. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://investors.ispecimen.com/presentations/.

About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the expected results of its marketplace platform and biospecimen commerce solution, anticipated benefits of adjacent revenue opportunities and the Company’s future financial performance, as well as the risks factors contained in the Company's filings with the SEC, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company's forward-looking statements occurs, the Company's business, financial condition and operating results may vary materially from those expressed in the Company's forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Allison Soss

iSpecimen@kcsa.com

Media Contacts

KCSA Strategic Communications

Raquel Cona / Shana Marino

iSpecimen@kcsa.com

iSpecimen Inc.

Condensed Balance Sheets

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,762,654	$15,308,710
Available-for-sale securities	7,259,482	—
Accounts receivable – unbilled	1,584,440	2,327,789
Accounts receivable, net of allowance for doubtful accounts of $383,789 and $230,999 at March 31, 2023 and December 31, 2022, respectively	3,005,832	1,597,915
Prepaid expenses and other current assets	312,900	300,434
Tax credit receivable	34,669	140,873
Total current assets	15,959,977	19,675,721
Property and equipment, net	195,293	225,852
Internally developed software, net	5,610,007	4,503,787
Operating lease right-of-use asset	146,193	184,692
Security deposits	27,601	27,601
Total assets	$21,939,071	$24,617,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,701,235	$2,459,063
Accrued expenses	908,312	1,531,238
Operating lease current obligation	147,375	158,451
Deferred revenue	97,655	132,335
Total current liabilities	3,854,577	4,281,087
Operating lease long-term obligation	—	27,396
Total liabilities	3,854,577	4,308,483

Commitments and contingencies (See Note 8)

Stockholders’ equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 9,053,320 issued, and 9,022,320 outstanding at March 31, 2023 and 8,956,808 issued and 8,925,808 outstanding at December 31, 2022	902	892
Additional paid-in capital	68,762,057	68,573,774
Treasury stock, 31,000 shares at March 31, 2023 and December 31, 2022, at cost	(172)	(172)
Accumulated other comprehensive income	18,843	—
Accumulated deficit	(50,697,136)	(48,265,324)
Total stockholders’ equity	18,084,494	20,309,170
Total liabilities and stockholders’ equity	$21,939,071	$24,617,653

iSpecimen Inc.

Condensed Statements of Operations

	Three Months Ended March 31,
	2023	2022
Revenue	$2,950,197	$2,518,660
Operating expenses:
Cost of revenue	1,146,912	1,165,917
Technology	834,407	527,522
Sales and marketing	962,169	747,432
Supply development	275,246	182,070
Fulfillment	455,531	443,794
General and administrative	1,818,355	1,810,313
Total operating expenses	5,492,620	4,877,048

Loss from operations	(2,542,423)	(2,358,388)

Other income (expense), net
Interest expense	(3,535)	(38,048)
Interest income	114,263	12,654
Other income (expense)	(117)	40
Other income (expense), net	110,611	(25,354)

Net loss	$(2,431,812)	$(2,383,742)

Other comprehensive income:
Unrealized gains on available-for-sale securities	$18,843	$—
Total other comprehensive income	18,843	—
Comprehensive loss	$(2,412,969)	$(2,383,742)

Net loss per share - basic and diluted	$(0.27)	$(0.27)

Weighted average shares of common stock outstanding - basic and diluted	8,980,898	8,765,437